Exhibit 10.1

Execution Copy

STOCK PURCHASE AGREEMENT

dated as of February 21, 2006

by and among

NCI BUILDING SYSTEMS, INC.,

THE HEICO COMPANIES, L.L.C.

and

ROBERTSON-CECO CORPORATION

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TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of February 21, 2006 by and among NCI Building Systems, Inc., a Delaware corporation (“NCI”), and Robertson-Ceco Corporation, a Delaware corporation (“RCC”) and, solely for purposes of Section 8.6 and Article 9, The Heico Companies, L.L.C., a Delaware limited liability company (“Heico”).

PRELIMINARY STATEMENT

WHEREAS, prior to the Effective Time (as such term and other capitalized terms are defined in Article 1), and subject to the terms and conditions set forth in the Contribution and Distribution Agreement (the “Contribution Agreement”) dated as of February 21, 2006 by and among RCC, Heico Holding, Inc., a Delaware corporation, The Heico Companies, L.L.C., a Delaware limited liability company (together with Heico Holding, Inc., the “Contributors”), and RCH Newco, LP, a Texas limited partnership (“Holdings”), (i) each Contributor will contribute all of its capital stock in RCC to Holdings in exchange for limited partnership interests in Holdings, (ii) RCC will convert to a Texas corporation and (iii) RCC will merge with Holdings, the Assumed Assets and Assumed Liabilities will become the assets and liabilities of Holdings, RCC will retain all of its other assets and liabilities and both Holdings and RCC will survive the merger;

WHEREAS, subject to the terms and conditions set forth in the Reorganization Agreement (the “Reorganization Agreement”) dated as of February 21, 2006 by and among RCC, Robertson-Ceco II Corporation, a Texas corporation and a direct, wholly owned subsidiary of RCC (the “Company”), Holdings and the Contributors (i) RCC will merge with the Company, with all of the assets and liabilities of RCC becoming the assets and liabilities of the Company and the Company and RCC both continuing as surviving corporations, (iii) RCC will thereafter convert into a Delaware limited liability company and (iv) RCC will thereafter merge with and into Holdings, with RCC continuing as the surviving limited liability company;

WHEREAS, RCC desires to sell, and NCI desires to purchase, on the Closing Date all the issued and outstanding shares of capital stock of the Company, for the consideration and on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings this Agreement contains, the parties hereto hereby agree as follows:

ARTICLE 1

ADDITIONAL DEFINITIONS AND DEFINITIONAL PROVISIONS

Section 1.1 Defined Terms. The following terms this Agreement uses have the meanings this Section assigns to them.

“Acquired Assets” means all of the assets of RCC other than the Assumed Assets.

“Acquired Business” means the business conducted by RCC and its Subsidiaries.

“Acquired Liabilities” means all the liabilities of RCC other than the Assumed Liabilities.

“Acquisition” means the purchase of the Company Capital Stock by NCI from RCC under the terms of this Agreement.

“Acquisition Consideration” has the meaning specified in Section 2.2.

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise).

“Agreement” means this Agreement, including all Schedules and Exhibits hereto.

“Assumed Assets” has the meaning specified in the Contribution Agreement.

“Assumed Liabilities” has the meaning specified in the Contribution Agreement.

“Capital Stock” means, with respect to:

(a)	any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and

(b)	any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

“Cash Compensation” means, as applied to any employee, non-employee director or officer of, or any natural person who performs consulting or other independent contractor services for, a Person, the wages, salaries, bonuses (discretionary and formula), fees and other cash compensation paid or payable by such Person to that employee or other natural person for services in such capacity.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Charter Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation, organization or limited partnership (or the equivalent organizational documents) of that Entity, (ii) the bylaws, limited liability company agreement or regulations or partnership agreement (or the equivalent governing documents) of that Entity and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock or of any rights in respect of that Entity’s Capital Stock.

“Claim Notice” has the meaning specified in Section 9.3(b).

“Closing” has the meaning specified in Section 2.3.

“Closing Date” means the date that is as soon as practicable, but no later than the second business day, following the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (except for those conditions that by their express terms are not capable of being satisfied until the Closing, but subject to the satisfaction or waiver of those conditions), unless another date is mutually agreed to in writing by a Responsible Officer of each of NCI and RCC.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Capital Stock” means the common stock, par value $.01, of the Company.

“Company Commitment” has the meaning specified in Section 4.15.

“Company Disclosure Schedules” means the disclosure schedules delivered by RCC to NCI and made a part of this Agreement as provided herein.

“Company ERISA Benefit Plan” has the meaning specified in Section 4.17(b).

“Company Subsidiary” means at any time any Entity that is a Subsidiary of the Company at that time.

“Computed Amount” means any of the following: (i) the Purchase Date Working Capital; (ii) the Negative Working Capital Adjustment; and (iii) the Positive Working Capital Adjustment.

“Confidential Information” means, with respect to any Person, all trade secrets, know-how and other confidential or non-public information or Proprietary Rights of that Person, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements or confidential filings with any Governmental Authority.

“Confidentiality Agreement” means the letter agreement dated October 31, 2005 by and among NCI and RCC relating to RCC’s furnishing of information to NCI in connection with NCI’s evaluation of the possibility of acquiring the Company.

“Contract” means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, Guaranty, lease, contract, purchase order, instrument or other binding agreement.

“Contribution Agreement” has the meaning specified in the preamble to this Agreement.

“Contributors” has the meaning specified in the preamble to this Agreement.

“Counsel for the Company and RCC” means McDermott Will & Emery LLP.

“Current Balance Sheet” means the unaudited balance sheet of RCC as of December 31, 2005.

“Current Balance Sheet Date” means December 31, 2005.

“Damage” to any specified Person means, any cost, damage or expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other Representatives and Litigation costs) to, any fine of or penalty on that Person.

“Damage Claim” means, as asserted (i) against any specified Person, any claim, demand or Litigation made or pending against the specified Person for Damages to any other Person, or (ii) by the specified Person, any claim or demand of the specified Person against any other Person for Damages to the specified Person.

“Due Date” means, with respect to any Return, the date such return is due to be filed (taking into account any valid extensions).

“Effective Time” has the meaning specified in the Reorganization Agreement.

“Enforceability Exceptions” means the limitations on enforceability arising from (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

“Election Period” has the meaning specified in Section 9.3(b).

“Employee Policies and Procedures” means at any time all employee manuals and all material policies, procedures and work-related rules that apply at that time to employees of the Acquired Business generally.

“Employment Agreement” means at any time any (i) agreement which then relates to the direct or indirect employment of any natural person by the Company, RCC or the Acquired Business, whether as an employee, a non-employee officer or director, a consultant or other independent contractor, including any employee leasing or similar service agreement and any noncompetition agreement, and (ii) agreement which arises from the sale of a business by a Person to the Company, RCC or the Acquired Business and limits that Person’s competition with the Company, RCC or the Acquired Business.

“Entity” means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

“Environmental Condition” means any condition existing on, at or originating from, any property or properties which constitutes, (a) a Release on, at, or from such property of any Solid Wastes, Hazardous Wastes or Hazardous Substances or (b) a violation of any Environmental Laws or any Environmental Permits.

“Environmental Laws” means CERCLA, RCRA, the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), and any and all Governmental Requirements relating to the environment or public health or safety, including ambient air, surface water (including water management and runoff), land surface or subsurface strata, or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including radioactive wastes, nuclear wastes, Solid Wastes, Hazardous Wastes or Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos-containing material, volatile organic compounds and polychlorinated biphenyls).

“Environmental Permits” means all permits, certificates, approvals, consents, authorizations, registrations and licenses issued under or required by any Environmental Laws and relating to or required for the ownership and/or operation of any part of the business or operations of the Acquired Business.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any specified Person at any time, any other Person, including an Affiliate of the specified Person, that is, or at any time within six years of that time was, a member of any ERISA Group of which the specified Person is or was a member at the same time.

“ERISA Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and includes any ERISA Pension Benefit Plan.

“ERISA Group” means any “group of organizations” within the meaning of Section 414(b), (c), (m) or (o) of the Code or any “controlled group” as defined in Section 4001(a)(14) of ERISA.

“ERISA Pension Benefit Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any plan that (i) is covered by Title IV of ERISA or (ii) subject to the minimum funding standards under Section 412 of the Code (excluding any Multiemployer Plan).

“Financial Statements” means (i) the audited balance sheets of RCC as of December 31, 2004 and December 31, 2003 and the related audited statements of operations, cash flows and stockholders’ or other owners’ equity for the years ended December 31, 2004, 2003 and 2002, together with the related audit reports of Deloitte & Touche, and (ii) the unaudited balance sheet of RCC as of December 31, 2005 and the related unaudited statements of operations, cash flows and stockholders’ or other owners’ equity for the twelve-month periods ended December 31, 2005 and 2004.

“GAAP” means generally accepted accounting principles and practices in the United States as in effect from time to time which have been or are applied on a basis consistent with the most recent audited Financial Statements delivered to NCI prior to the Closing Date.

“Governmental Approval” means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority at that time.

“Governmental Authority” means (i) any federal, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (ii) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes for its own account.

“Governmental Requirement” means at any time (i) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (ii) any obligation included in any Governmental Approval or resulting from binding arbitration.

“Guaranty” means, for any specified Person, without duplication, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any liability of the specified Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (ii) to purchase property or other assets, securities or services for the purpose of assuring the owner of that obligation of its payment or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; provided, that the term “Guaranty” does not include endorsements for collection or deposit in the ordinary course of the endorser’s business.

“Heico” has the meaning specified in the preamble to this Agreement.

“Holdings” has the meaning specified in the preamble to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations adopted pursuant thereto.

“Immediate Family Member” of a Person means, at any time, if such Person or such Person’s ultimate beneficial owner is a natural person, (i) any child, grandchild, sibling or child of a sibling (by blood or legal adoption) or spouse at that time, or any child, grandchild, sibling or child of a sibling of that spouse and (ii) any spouse of any such child, grandchild, sibling or child of any such sibling, of the ultimate beneficial owner or owners and (iii) any other relative then residing in the home of each ultimate beneficial owner.

“Indebtedness” of any Person means, without duplication, (i) any liability of that Person (A) for borrowed money or arising out of any extension of credit to or for the account of that Person, for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, other than accounts payable and trade liabilities and accrued expenses arising in the ordinary course of business, (B) evidenced by notes, bonds, debentures or similar instruments, (C) in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP as in effect on the date of this Agreement requires to be classified and accounted for as capital leases or (D) in respect of swap, cap or collar agreements or similar arrangements providing for the mitigation of that Person’s interest rate or commodity price risks either generally or under specific contingencies between that Person and any other Person and (ii) any liability of others of the type described in the preceding clause (i) in respect of which that Person has incurred, assumed or acquired a liability by means of a Guaranty. Other than for purposes of Section 3.4, Indebtedness does not include bonds, bank guarantees or letters of credit issued for the benefit of customers, suppliers or Governmental Authorities solely to support obligations that are not past due.

“Indebtedness Amount” means the total principal, interest, fees and other expenses, if any, accrued and unpaid and outstanding on all obligations for borrowed money of the Acquired Business or the Company and its Subsidiaries.

“Indemnified Party” means a NCI Indemnified Party or a RCC Indemnified Party.

“Indemnifying Party” has the meaning specified in Section 9.3(b).

“Independent Accountants” means PricewaterhouseCoopers LLC or such other registered independent public accounting firm as RCC and NCI shall agree upon in writing.

“Industry” means the industry of the manufacture and distribution of pre-engineered metal buildings for commercial and industrial uses.

“Intangible Assets” means moral rights of authorship, rights in mask works, works of authorship, designs, technology, inventions, discoveries, improvements, know-how, program materials, manuals, processes, methods and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection in the foregoing owned or used by RCC or the Company.

“Investigation” means any investigation conducted by any Governmental Authority.

“IRCA” means the Immigration Reform and Control Act of 1986.

“IRS” means the Internal Revenue Service.

“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof.

“Litigation” means any action, case, proceeding, suit or other proceeding conducted by or pending before any Governmental Authority or any arbitration or binding alternative dispute resolution proceeding.

“Material” means, as applied to any Person or the Acquired Business, material to the business, operations, property or other assets, liabilities, financial condition or results of operations of that Person and its Subsidiaries considered as a whole or the Acquired Business, as the case may be.

“Material Adverse Effect” means, with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event) relating to any Person, that such fact or circumstance has caused or is causing an effect that is materially adverse to (i) the business, assets, financial condition, liabilities, properties, operations or results of operations of that Person and its Subsidiaries taken as a whole or (ii) the ability of any of the parties to effect the Reorganization or the Acquisition.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, Section 414 of the Code or Section 3(37) of ERISA.

“Negative Working Capital Adjustment” means the amount, if any, by which (i) $42,896,000.00 exceeds (ii) the Purchase Date Working Capital.

“NCI” has the meaning specified in the preamble to this Agreement.

“NCI Indemnified Loss” has the meaning specified in Section 9.2(a).

“NCI Indemnified Party” means NCI and its Affiliates and each of their respective officers, directors, employees and agents.

“Organization Jurisdiction” means, as applied to (i) any corporation, its state or other jurisdiction of incorporation, (ii) any limited liability company, general partnership or limited partnership, the state or other jurisdiction under whose laws it is formed, organized and existing in that legal form, and (iii) any other Entity, the state or other jurisdiction whose laws govern that Entity’s internal affairs.

“Other Compensation Plan” means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by RCC (or, as of the Reorganization Date and the Closing, the Company), or to which RCC or any of its Affiliates (or, as of the Reorganization Date and the Closing, the Company) contributes, on behalf of any of its employees, non-employee directors or officers or other natural persons performing consulting or other independent contractor services for RCC or the Acquired Business (or, as of the Reorganization Date and the Closing, the Company), (i) including all such arrangements, plans, policies, practices or programs providing for severance or termination pay, deferred compensation, incentive, stock option (or other equity-based), Welfare Plan, fringe benefit, bonus or performance awards or the actual or phantom ownership of any Capital Stock of RCC or the Company, but (ii) excluding all Employment Agreements.

“Payor” has the meaning specified in Section 6.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means, with respect to the property or other assets of a Person (or any revenues, income or profits of a Person therefrom): (i) Liens for Taxes if the same are not at the time due and delinquent; (ii) Liens of carriers, warehousemen, mechanics, laborers, materialmen and the like for sums not yet past due; (iii) Liens that represent the interest of a vendor or lessor under any conditional sale agreement, financing, lease or other to the retention agreement obtained in the ordinary course of business; (iv) Liens incurred in the ordinary course of such Person’s business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code); (v) Liens incurred in the ordinary course of such Person’s business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of like nature; (vi) easements, rights of way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of such Person’s business or existing on property and not materially interfering with the ordinary conduct of such Person’s business or the current use of that property; (vii) defects or irregularities in such Person’s title to its real properties which do not materially interfere with the ordinary conduct of such Person’s business or the current use of any of such properties; (viii) any interest or title of a lessor of assets such Person is leasing pursuant to any capital lease or synthetic lease or any lease (other than a synthetic lease) that, under GAAP, would be accounted for as an operating lease; and (iv) Liens securing purchase money Indebtedness, so long as those Liens do not attach to any property or other assets other than the properties or other assets purchased with the proceeds of that Indebtedness.

“Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority or, for the purpose of the definition of “ERISA Affiliate,” any trade or business.

“Plan” means each of the Company ERISA Benefit Plans and Other Compensation Plans.

“Positive Working Capital Adjustment” means the amount, if any, by which (i) the Purchase Date Working Capital exceeds (ii) $42,896,000.00.

“Post-closing Statement” means a statement setting forth each Computed Amount.

“Preparer” has the meaning specified in Section 6.11(a).

“Prohibited Transaction” means any transaction either Section 4975 of the Code or Section 406 of ERISA prohibits and neither Section 4975 of the Code nor Section 408 of ERISA exempts.

“Proprietary Rights” means anything that is patented, protected as a trade secret, protected by copyright law, protected by trademark law, or protected by or under any other Governmental Requirement relating to intellectual or industrial property rights, including trade secrets, patent applications, patents and any reissues or reexaminations thereof, trademarks, service marks, trademark/service mark registrations and applications, corporate names, business names, brand names, trade names, trade styles or dress, all goodwill related to the foregoing, copyright registrations and copyrights owned or used by RCC or the Company.

“Purchase Date Balance Sheet” means a consolidated balance sheet of the Company as of the Closing Date which is prepared in accordance with GAAP.

“Purchase Date Working Capital” means, as determined from the Purchase Date Balance Sheet, the amount by which (i) the sum, without duplication of amounts, of all amounts that are included and classified as current assets on that balance sheet and that are included in the Acquired Assets exceeds, or is exceeded by, (ii) the sum, without duplication of amounts, of all amounts that are included and classified as current liabilities on that balance sheet (other than current maturities of long-term debt) and that are included in the Acquired Liabilities; provided, that (A) Purchase Date Working Capital shall not include any liabilities in respect of the Indebtedness Amount; (B) Purchase Date Working Capital shall be calculated without regard for any LIFO inventory reserves; (C) if the Independent Accountants make that determination under Section 8.3, the amount equal to 50% of their fees and expenses which are attributable to their making of that determination will be deemed a liability of the Company for the purpose of determining its Purchase Date Working Capital and resulting Negative Working Capital Adjustment, if any, or Positive Working Capital Adjustment, if any; and (D) if at any time those current assets are exceeded by those current liabilities, Purchase Date Working Capital will be expressed as a negative amount.

“Qualified Plans” means all Plans that are intended to qualify under Section 401(a) of the Code.

“RCC” has the meaning specified in the preamble to this Agreement.

“RCC Indemnified Party” means RCC and its Affiliates and each of their respective officers, directors, employees and agents.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq.

“Recipient” has the meaning specified in Section 8.4(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including, but not limited to, the abandoning or discarding of barrels, containers, and other material or refuse) of a substance (including Solid Wastes, Hazardous Wastes or Hazardous Substances) into the environment.

“Related Party Agreement” means any contract or other agreement, written or oral, (i) to which the Company or the Acquired Business is a party or is bound or by which any property or other asset of the Company or the Acquired Business is bound or may be subject and (ii) to which RCC or any of RCC’s Related Persons or Affiliates also is a party.

“Related Person” of RCC means: (A) any Person who owns an equity interest in RCC on the date hereof, (B) any Immediate Family Member of RCC, (C) any Estate of RCC or any Immediate Family Member of RCC, (D) the trustee of any inter vivos or testamentary trust of which all the beneficiaries are Related Persons of RCC and (E) any Entity the entire equity interest in which is owned by any one or more of RCC and Related Persons of RCC. In this definition, “Estate” means, as to any natural person who has died or been adjudicated mentally incompetent by a court of competent jurisdiction or is a minor, (i) that person’s estate, succession or guardianship or (ii) the administrator, conservator, executor, guardian or other representative of that estate, succession or guardianship.

“Reorganization” means the consummation of all of the transactions contemplated by the Reorganization Agreement.

“Reorganization Agreement” has the meaning specified in the preamble to this Agreement.

“Reorganization Date” means the date of effectiveness of the last-to-be completed transaction set forth in the Contribution Agreement and the Reorganization Agreement.

“Representatives” means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person or of any of those directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents.

“Responsible Officer” means the chief executive officer or chief financial officer of any Entity.

“Reportable Event” means, with respect to the Company ERISA Pension Plan, (i) the occurrence of any of the events set forth in Section 4043(b) or (c) (other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations), 4062(e) or 4063(a) of ERISA with respect to that plan, (ii) any event requiring the Company or any ERISA Affiliate of a Company to provide security to that plan under Section 401(a)(29) of the Code or (iii) any failure to make a payment Section 412(m) of the Code requires with respect to that plan.

“Returns” of a Person means the returns, reports or statements (including any information returns) any Governmental Requirement requires that Person to file for purposes of any Tax.

“Solid Wastes, Hazardous Wastes or Hazardous Substances” have the meanings ascribed to those terms in CERCLA, RCRA or any other Environmental Law applicable to the business or operations of the Company which imparts a broader meaning to any of those terms than does CERCLA or RCRA, and also include asbestos and asbestos-containing materials.

“Subsidiary” of any specified Person at any time means any Entity a majority of the Capital Stock of which the specified Person owns or controls at that time, directly or indirectly.

“Tax” or “Taxes” means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum or other taxes, assessments, duties, fees or levies imposed by any Governmental Requirement, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Item” means, with respect to Taxes, any item of income, gain, deduction, loss or credit or other tax attribute.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Termination Date” means May 31, 2006.

“Termination Event” means, with respect to the Company ERISA Pension Plan, (i) any Reportable Event with respect to that plan which is reasonably expected to result in the termination of that plan, (ii) the termination of, or the filing of a notice of intent to terminate, that plan or the treatment of any amendment to that plan as a termination under Section 4041(c) of ERISA or (iii) the institution of proceedings to terminate, or the appointment of a trustee to administer, that plan under Section 4042 of ERISA.

“Third Party Claim” means any claim any Person that or who is not a party to this Agreement or the Company asserts against any Indemnified Party.

“Threshold Amount” means the amount equal to $7,500,000.00.

“Transaction Documents” means this Agreement, the Contribution Agreement and the Reorganization Agreement.

“Welfare Plan” means an “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

“Wholly Owned Subsidiary” of any specified Person at any time means any Entity all of whose outstanding Capital Stock on a fully diluted basis is owned or controlled by the specified Person at that time, either directly or indirectly through another wholly owned subsidiary of the specified Person.

Section 1.2 Other Defined Terms. Words and terms this Agreement uses which other Sections of this Agreement define are used in this Agreement as those other Sections define them.

Section 1.3 Other Definitional Provisions. (a) Except as this Agreement otherwise specifies, all references herein to any Governmental Requirement defined or referred to herein, including the Code, CERCLA, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, ERISA and RCRA, are references to that Governmental Requirement or any successor Governmental Requirement, as currently in effect, and any rules or regulations promulgated thereunder.

(b) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(c) As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning.

(d) As used in this Agreement, the term “business day” means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas.

(e) The phrase “to the knowledge of RCC” or phrases with similar wording, when used in this Agreement, means the actual knowledge of E.A. Roskovensky, Larry Wolski, Kevin Shudy, Michael Heisley, Chris Campbell and Jon Hicks.

(f) As used in this Agreement, all references to “dollars” or “$” mean United States dollars.

(g) The language this Agreement uses will be deemed to be the language the parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

Section 1.4 Captions. This Agreement includes captions to Articles, Sections and subsections of, and Schedules and Exhibits to, this Agreement for convenience of reference only, and these captions do not constitute a part of this Agreement or any other Transaction Document for any other purpose or in any way affect the meaning or construction of any provision of this Agreement or any other Transaction Document.

ARTICLE 2

STOCK PURCHASE

Section 2.1 Reorganization and Stock Purchase. Subject to the terms and conditions of the Contribution Agreement, the Reorganization Agreement and this Agreement, the parties thereto shall effect the various transactions contemplated by the Reorganization Agreements prior to or on the Closing Date. Subject to the terms and conditions hereof, at the Closing, RCC will sell, assign and transfer to NCI, and NCI will purchase and acquire from RCC, all the outstanding Company Capital Stock, pursuant to the procedures in Sections 2.2 and 2.3.

Section 2.2 Acquisition Consideration. NCI shall pay to RCC as payment for the Company Capital Stock, the sum of $370,000,000 (the “Acquisition Consideration”), to be paid by wire transfer on the Closing Date in accordance with the instructions, if any, that RCC will have delivered to NCI. The Acquisition Consideration is subject to adjustment pursuant to Section 8.3.

Section 2.3 The Closing. At the Closing, (i) RCC will deliver and assign to NCI the certificates representing the Company Capital Stock, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer; (ii) RCC and the Company will deliver to NCI the items described in Section 7.3(d); (iii) NCI will deliver to RCC the Acquisition Consideration and (iv) NCI will deliver to RCC the item described in Section 7.2(c). This Agreement refers to the actions described in this Section collectively as the “Closing.” The Closing will take place at the offices of Baker Botts L.L.P., 32nd Floor, 910 Louisiana, Houston, Texas at 8:00 a.m., Houston time, on the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF RCC

Except as set forth on the Company Disclosure Schedules (with specific reference to the particular Section of this Agreement to which the information set forth in such disclosure schedule relates), RCC represents and warrants to NCI that all of the following representations and warranties in Article 3 are as of the date of this Agreement, true and correct:

Section 3.1 Organization. RCC (i) is duly organized, validly existing and in good standing under the laws of its Organization Jurisdiction, (ii) has all requisite corporate or other organizational power under those laws and its Charter Documents to own or lease and to operate its properties and other assets and to carry on the Acquired Business as now conducted and (iii) is duly qualified and in good standing as a foreign corporation or other organizational entity in all jurisdictions in which it owns or leases property or in which the carrying on of the Acquired Business as now conducted so requires, except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect on RCC or the Company.

Section 3.2 Ownership and Status of Company Capital Stock. RCC is the record and beneficial owner of the number of shares of Company Capital Stock Schedule 3.2 sets forth, by each class, and by each series in each class, thereof, free and clear of all Liens.

Section 3.3 Power of RCC; Approval of the Acquisition. The execution, delivery and performance in accordance with their respective terms by RCC of each Transaction Document to which it is a party and the effectuation of the transactions contemplated hereby and thereby, are within its corporate or other organizational power under its Charter Documents and the applicable Governmental Requirements of the State of Delaware and have been duly authorized by all proceedings its Charter Documents and the applicable Governmental Requirements of the State of Delaware require. This Agreement has been, and each of the other Transaction Documents to which RCC is a party, when executed and delivered by the parties thereto, will have been, duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid and binding obligation, enforceable against RCC in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.4 Absence of Conflicts. RCC’s execution, delivery and performance in accordance with their respective terms of the Transaction Documents to which it is a party and the effectuation of the Reorganization, the Acquisition and the other transactions the Transaction Documents contemplate to be effectuated by RCC do not and will not (except for any failure to comply with the HSR Act and for such matters described in clauses (i)(B) and (C), (ii) and (iv) below as would not, individually or in the aggregate, have a Material Adverse Effect on RCC, the Company or the Acquired Business) (i) violate, breach or constitute a default under (A) the Charter Documents of RCC, (B) any Governmental Requirement applicable to RCC, the Company or the Acquired Business or (C) any Contract by which RCC, the Company or the Acquired Business or any of their respective assets is bound or affected, (ii) result in the acceleration or mandatory prepayment of any Indebtedness, or any Guaranty not constituting Indebtedness, of RCC or afford any holder of any of that Indebtedness, or any beneficiary of any of those Guaranties, the right to require the Acquired Business or the Company to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform any of those Guaranties, (iii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon the Company Capital Stock or any other property or other assets of RCC, the Company or the Acquired Business (or upon any revenues, income or profits of the Company or the Acquired Business therefrom) or (iv) result in the revocation, cancellation, suspension or material modification, of any Governmental Approval possessed by RCC, the Company or the Acquired Business at the date hereof and necessary for the ownership or lease or the operation of its properties and other assets or the carrying on of its business as now conducted, including any necessary Governmental Approval under each applicable Environmental Law, except as the result of the ownership of the Company Capital Stock by NCI.

Section 3.5 No Brokers. RCC has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

ARTICLE 4

FURTHER REPRESENTATIONS AND WARRANTIES

OF RCC

Except as set forth on the Company Disclosure Schedules (with specific reference to the particular Section of this Agreement to which the information set forth in such disclosure schedule relates), RCC represents and warrants to NCI that all of the following representations and warranties in Article 4 are as of the date of this Agreement, true and correct:

Section 4.1 Organization. Schedule 4.1 sets forth the form of organization, legal name, each assumed name and Organization Jurisdiction of the Company. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its Organization Jurisdiction, (ii) has all requisite corporate power under those laws and its Charter Documents to own or lease and to operate its properties and other assets and to carry on the Acquired Business as now conducted and (iii) is, or as of the Closing Date will be, duly qualified and in good standing as a foreign corporation or other Entity in all jurisdictions in which it or RCC owns or leases property or in which the carrying on of the Acquired Business as now conducted so requires, except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect on RCC or the Company. The Company was formed solely for the purpose of engaging in the transactions contemplated by the Transaction Documents and has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.2 Authorization; Enforceability; Absence of Conflicts; Required Consents. (a) The execution, delivery and performance by the Company of each Transaction Document to which it is a party, and the consummation of the transactions contemplated herein and therein, are within its corporate or other power under its Charter Documents and all applicable Governmental Requirements of its Organization Jurisdiction and have been duly authorized by all requisite corporate action on the part of the Company and RCC, and no other corporate proceedings on the part of the Company or RCC are necessary to consummate the transactions contemplated hereby and thereby.

(b) This Agreement constitutes, and each such other Transaction Document to which the Company is a party, when the executed and delivered by the parties thereto it in accordance with its terms, will constitute, will have been duly executed and delivered by the Company and will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(c) The execution, delivery and performance in accordance with their respective terms by the Company of the Transaction Documents to which it is a party and the effectuation of the Reorganization, the Acquisition and the other transactions the Transaction Documents contemplate do not and will not (except for such matters described in clauses (i)(C), (ii), (iii) and (iv) below as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Acquired Business) (i) violate, breach or constitute a default under (A) the Charter Documents of the Company, (B) any Governmental Requirement applicable to the Company or the Acquired Business or (C) any Contract by which RCC, the Company or the Acquired Business or any of their respective assets is bound or affected, (ii) result in the acceleration or mandatory prepayment of any Indebtedness, or any Guaranty not constituting Indebtedness, of RCC, the Company or the Acquired Business or afford any holder of any of that Indebtedness, or any beneficiary of any of those Guaranties, the right to require the Company to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform any of those Guaranties, (iii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon the Company Capital Stock or any property or other assets of the Company or the Acquired Business (or upon any revenues, income or profits of the Company or the Acquired Business therefrom) or (iv) result in the revocation, cancellation, suspension or material modification, in any single case or in the aggregate, of any Governmental Approval possessed by RCC, the Company or the Acquired Business at the date hereof and necessary for the ownership or lease or the operation of its properties and other assets or the carrying on of its business as now conducted, including any necessary Governmental Approval under each applicable Environmental Law.

(d) Except for any applicable requirements under the HSR Act, no Governmental Requirement requires RCC or the Company to obtain any Governmental Approval, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by RCC or the Company of the Transaction Documents to which it is a party, the performance by RCC and the Company of its obligations thereunder or the effectuation of the Reorganization, the Acquisition and the other transactions those Transaction Documents contemplate, except where a failure to obtain a Governmental Approval or make such a filing, individually or in the aggregate, would not have a Material Adverse Effect on RCC, the Acquired Business or the Company.

(e) To the knowledge of RCC, except for the Governmental Requirements to which Section 4.2(d) refers and except as set forth on Schedule 4.2(e), no Contract to which RCC, the Company or the Acquired Business is a party or is bound or to which any of the properties or other assets of RCC, the Company or the Acquired Business is subject, requires the Company, RCC or the Acquired Business to obtain any consent or approval from, or make any filing (including any report or notice) with, any Person in connection with the execution, delivery or performance by RCC or the Company of the Transaction Documents to which it is a party, or the effectuation of the Reorganization, the

Acquisition and the other transactions those Transaction Documents contemplate, except where a failure to obtain a consent or approval or make a filing, individually or in the aggregate, would not have a Material Adverse Effect on RCC, the Acquired Business or the Company.

Section 4.3 Charter Documents; No Violation. RCC has caused true, complete and correct copies of the Charter Documents of the Company, each as in effect on the date hereof, to be delivered to NCI. No breach or violation of any Charter Document of the Company has occurred and is continuing.

Section 4.4 No Defaults. Except as set forth on Schedule 4.4., none of RCC, the Company or any of their respective Subsidiaries is in default in any respect under any Contract to which it is a party or by which it or any of the properties or assets of RCC, the Company or the Acquired Business is bound, which default would have a Material Adverse Effect on the Company, and to the knowledge of RCC, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

Section 4.5 Subsidiaries. The Company does not own, of record or beneficially, directly or indirectly through any Person, or control, directly or indirectly through any Person or otherwise, any Capital Stock of any Entity other the Company, except as set forth on Schedule 4.5.

Section 4.6 Capital Stock of the Company. Schedule 4.6 sets forth, by each class and by each series within each class, the total number of shares of authorized Company Capital Stock and the total number of such shares that have been issued and are now outstanding. No shares of Company Capital Stock are held by the Company as treasury shares, and no outstanding options, warrants or rights to acquire Capital Stock of the Company exist. All the issued and outstanding shares of Capital Stock of the Company (i) have been duly authorized and validly issued and (ii) are fully paid and nonassessable. The Company has not issued or sold any shares of its outstanding Capital Stock in breach or violation of any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any Person. No Person has, otherwise than solely by reason of that Person’s right, if any, to vote shares of the Capital Stock of the Company it holds (to the extent those shares afford the holder thereof any voting rights), any right to vote on any matter with the holders of Capital Stock of the Company.

Section 4.7 Related Party Agreements. Schedule 4.7 sets forth all Related Party Agreements in effect on the date hereof. As of the Closing, the Company will not be a party to or bound by any Related Party Agreement.

Section 4.8 Litigation. Except as set forth on Schedule 4.8, no Litigation is pending or, to RCC’s knowledge, threatened against RCC, the Company, any of their respective Subsidiaries or the Acquired Business, at law or in equity, or before any Governmental Authority or arbitrator, that (i) if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Company or (ii) seeks to delay or prevent the consummation of the Acquisition or any other transaction contemplated by this Agreement or any other Transaction Document. To RCC’s knowledge, there is no Investigation pending or threatened against RCC, the Company, any of their respective Subsidiaries or the Acquired Business that if

(i) adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Company or (ii) seeks to delay or prevent the consummation of the Acquisition or any other transaction contemplated by this Agreement or any other Transaction Document.

Section 4.9 Financial Statements. The Financial Statements (including in each case the related notes) delivered to NCI present fairly, in all material respects (in accordance with GAAP), the financial position of RCC at the respective dates of the balance sheets included therein and the results of operations, cash flows and stockholders’ or other owners’ equity of RCC for the respective periods set forth therein and have been prepared in accordance with GAAP (subject, in the case of the unaudited interim financial statements of RCC, to the absence of footnote disclosures, normal and recurring year-end adjustments that have not yet been made and estimated LIFO adjustments). Since the Current Balance Sheet Date, except as Schedule 4.9 sets forth, no liabilities included in the Acquired Liabilities were incurred otherwise than in the ordinary course of business, and no change has occurred in the business, operations, properties or other assets, liabilities, condition (financial or other) or results of operations of RCC, the Acquired Business or the Company that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Acquired Business.

Section 4.10 Compliance With Laws. RCC or a Subsidiary of RCC possesses, and as of the Reorganization Date and the Closing the Company and its Subsidiaries will possess, (or, if the applicable Environmental Laws (including those relating to hazardous air pollutants or Solid Wastes, Hazardous Wastes or Hazardous Substances) so require, one or more of its employees possesses) all Governmental Approvals required for the conduct of the Acquired Business except as would not have a Material Adverse Effect on the Acquired Business or the Company. RCC is, and as of the Reorganization Date and the Closing the Company will be, in compliance in all material respects with the terms and conditions of all Governmental Approvals (i) necessary for the ownership or lease and the operation of the properties and other assets of the Acquired Business (including all the facilities, sites and other properties it owns or holds under any lease) and the carrying on of the Acquired Business as now conducted and (ii) applicable to the Acquired Business or any of its presently owned or operated properties and other assets (including all the facilities, sites and other properties now owned or held by it under any lease), businesses or operations of the Acquired Business, except, in the case of clause (i) or (ii) above, as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business or the Company. All such Governmental Approvals are valid and in full force and effect, and to the knowledge of RCC, neither RCC nor the Company has received any notice from any Governmental Authority (x) which asserts any material noncompliance with any of those Governmental Requirements or (y) regarding that Governmental Authority’s intention to cancel, suspend, terminate or not renew any of those Governmental Approvals. Other than with respect to Governmental Requirements that are addressed more specifically elsewhere in this Article 4, RCC and its Subsidiaries are, and as of the Reorganization Date and the Closing the Company and its Subsidiaries will be, in compliance with all Governmental Requirements applicable to the Acquired Business except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business or the Company.

Section 4.11 Certain Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business or the Company and except as disclosed on Schedule 4.11:

(a) As of the date hereof RCC or a Subsidiary of RCC has obtained, and as of the Reorganization Date and the Closing each of the Company and its Subsidiaries shall have obtained, all Environmental Permits required for the conduct and operation of the Acquired Business. Each of RCC, their respective Subsidiaries and the Acquired Business is in compliance with the terms and conditions contained in its Environmental Permits, and each of them and the Acquired Business is in compliance with all applicable Environmental Laws applicable to it or any of its owned, leased or operated facilities, sites or other properties, businesses, products and operations;

(b) The operations of the Acquired Business are not subject to any pending Litigation or, to RCC’s knowledge, Investigation or threatened Litigation under any Environmental Laws;

(c) Neither RCC nor any of its Subsidiaries is, nor will the Company or any of its Subsidiaries be as of the Reorganization Date and the Closing, subject to any environmental indemnification obligation regarding businesses currently operated by RCC, the Company or the Acquired Business or any of their respective Subsidiaries or regarding properties currently owned or leased by RCC, the Company or the Acquired Business or any of their respective Subsidiaries;

(d) To RCC’s knowledge, there are no Environmental Conditions on, at, under or related to any property currently owned, leased or used by RCC or any of its Subsidiaries (or, as of the Reorganization Date and the Closing, the Company or any of its Subsidiaries), including offsite locations, where Solid Wastes, Hazardous Wastes or Hazardous Substances have been disposed by the Acquired Business that have the potential for liability for the Company or any of its Subsidiaries under applicable Environmental Laws and, to RCC’s knowledge, the foregoing representation is true and correct with regard to property formerly owned, leased or used by RCC, the Company or any of their respective Subsidiaries, or in connection with the Acquired Business;

(e) RCC has made available to NCI all site assessments, compliance audits, and other similar studies prepared since January 1, 2002 in the possession or custody of RCC, the Company or any of their respective Subsidiaries relating to (A) the Environmental Conditions on, under or about the properties or assets currently owned, leased, operated or used by RCC, the Acquired Business, any of its Subsidiaries or any predecessor in interest thereto and (B) any Solid Wastes, Hazardous Wastes or Hazardous Substances used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by RCC, the Acquired Business any of its Subsidiaries or, to RCC’s and the Company’s knowledge, any other Person, on, under, about or from any of the properties currently owned or leased by, or otherwise in connection with the use or operation of any of the properties owned or leased by, or otherwise in connection with the use or operation of any of the properties and assets of, the Acquired Business, RCC or any of its Subsidiaries, or their respective businesses and operations;

(f) To the knowledge of RCC, neither the Company nor RCC nor any Subsidiary thereof has received any notice that has not been resolved from a Governmental Authority, citizen’s group, employee or otherwise, alleging that RCC is liable under, or not in material compliance with, any Environmental Law, nor has the Company or RCC or any of their respective Subsidiaries been named or identified as a potentially responsible party by any Governmental Authority or Person under CERCLA or RCRA; and

(g) To RCC’s knowledge, there is no requirement formally proposed for notice, comment, adoption or implementation under any Environmental Permit issued pursuant thereto that is reasonably expected to result in liability or material increases in either capital or operating costs for the Acquired Business, RCC or any of its Subsidiaries, or, as of the Reorganization Date and the Closing, the Company or any of its Subsidiaries.

Section 4.12 Real Property. (a) Condemnation. There is no pending or, to RCC’s knowledge, threatened condemnation or eminent domain proceeding relating to any of RCC’s owned real property, nor any pending, or to RCC’s knowledge, threatened public improvements or special assessments that reasonably would be expected to result in a charge being levied or assessed against the real property.

(b) Owned Real Property; Title. Except for Permitted Liens and except as set forth on Schedule 4.12(b), RCC has not leased, licensed or otherwise granted to any Person the right to use or occupy its owned real properties or any portion thereof.

(c) Leases. RCC has provided NCI with true, correct and complete copies of all lease agreements under which all leased real properties included in the Acquired Assets are leased. Each of those leases is, to the knowledge of RCC, valid and binding on the lessor and lessee parties thereto, subject to the Enforceability Exceptions. To the knowledge of RCC, neither the Company nor RCC has received any notice that any lessor under such leases has exercised any right to terminate or cancel any of those leases. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Business or the Company, RCC is not , and to RCC’s knowledge the lessor of each of those leases is not, in default of the covenants of such leases.

(d) Options, etc. Except as set forth on Schedule 4.12(d), there are no outstanding options, rights of first offer, rights of first refusal or any similar rights or options to purchase any of RCC’s owned real property or any portion thereof or any interest therein.

Section 4.13 Acquired Assets. Except as set forth on Schedule 4.13, RCC has, and as of the Closing the Company will have, valid title to the Acquired Assets, in each case free and clear of all Liens except for Permitted Liens. RCC has provided NCI with true, complete and correct copies of all title reports and insurance policies RCC possesses which relate to the real properties included in the Acquired Assets.

Section 4.14 Proprietary Rights. Schedule 4.14 lists (i) all patents, patent applications, trademark and service mark applications and registrations, domain name registrations and copyright registrations owned by RCC comprising the Proprietary Rights, (ii)

any and all agreements relating to Proprietary Rights or Intangible Assets that are not owned by RCC (except agreements relating to commercially available software with a value of less than $500), and (iii) any agreements relating to Proprietary Rights or Intangible Assets owned by RCC under which RCC has granted licenses to other persons (identifying for each such agreement the subject Proprietary Rights or Intangible Assets). No Litigation or other notice or claim is pending or, to RCC’s knowledge, threatened against RCC, the Company or their respective Subsidiaries or the Acquired Business regarding Proprietary Rights or Intangible Assets that (i) if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Acquired Business or the Company or (ii) seeks to delay or prevent the consummation of the Acquisition or any other transaction contemplated by this Agreement or any other Transaction Document. Neither RCC nor the Company has received written notification or otherwise has knowledge that it must license any Person’s intellectual property rights in order to conduct the Acquired Business or that it is infringing any Person’s intellectual property rights in the conduct of the Acquired Business. No governmental registration of any of the Proprietary Rights scheduled in Schedule 4.14(i) has lapsed or expired or been canceled, abandoned, opposed or the subject of any reexamination request.

Section 4.15 Commitments. (a) Schedule 4.15 sets forth a complete list of each of the following, written or oral (each a “Company Commitment”), to which RCC or any of its Subsidiaries is a party and which will be included in the Acquired Assets or Acquired Liabilities and which presently remains executory in whole or in any part:

(b) each partnership or joint venture agreement;

(c) each Guaranty or suretyship agreement or performance bond;

(d) each instrument, agreement or other obligation evidencing or relating to Indebtedness of any such Entity involving more than $50,000;

(e) each pending contract to purchase or sell real property;

(f) each agreement with sales or commission agents, public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions this Agreement contemplates) involving total payments within any 12-month period in excess of $50,000 and which is not terminable without penalty and on no more than 30 days’ prior notice;

(g) each agreement for the acquisition by such Entity or provision to such Entity of services, supplies, equipment, inventory, fixtures or other property or assets involving more than $50,000 in the aggregate;

(h) each agreement providing for the purchase from a supplier of all or substantially all the requirements of the Company or the Acquired Business of a particular product or service;

(i) each Contract containing any noncompetition agreement, covenant or undertaking that restricts the activities of RCC or the Company; or

(j) each other agreement or commitment not made in the ordinary course of business which is Material to the Acquired Business that is not otherwise reflected in the Company Disclosure Schedules.

True, correct and complete copies of all written Company Commitments, and true, correct and complete written descriptions of all oral Company Commitments, have heretofore been delivered to NCI. In the case of clauses (i) and (ii) below except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) there are no existing or asserted defaults, events of default or events or omissions that, with the giving of notice or lapse of time or both, would constitute defaults or events of default under any Company Commitment by RCC or the Company or, to the knowledge of RCC, of any other party thereto; and (ii) no penalties have been incurred, nor are amendments pending, with respect to any Company Commitment. The Company Commitments are in full force and effect and are valid and enforceable obligations of the Company and, to the knowledge of RCC and the Company, the other parties thereto in accordance with their respective terms, subject to the Enforceability Exceptions, and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of RCC and the Company, threatened by any party thereto (other than by RCC or the Company), nor has RCC or the Company waived any rights thereunder.

(k) Except as this Agreement or any other Transaction Document to which the Company or RCC is a party contemplates, to the knowledge of RCC, neither the Company nor RCC has received any notice that any other party to any Company Commitment has exercised any right to cancel or terminate any Company Commitment.

Section 4.16 Insurance. RCC has provided NCI with: (A) a list as of the Current Balance Sheet Date of all insurance policies then carried by RCC or its Subsidiaries; (B) a list of all insurance loss runs and workers’ compensation claims received for the most recently ended three policy years and (C) true, complete and correct copies of all insurance policies carried by RCC or its Subsidiaries, or as of the Reorganization Date and the Closing that will be carried by the Company, which are in effect. No insurance carried by RCC or its Subsidiaries or, as of the Reorganization Date and the Closing, the Company, has been canceled by the insurer during the past five years, and neither RCC nor any of its Subsidiaries has been denied coverage during that period. During the current policy period, none of the Company, RCC or its Subsidiaries has received any notice or other communication from any issuer of any such insurance policy of any material increase in any deductibles, retained amounts or the premiums payable thereunder, and, to the knowledge of RCC and the Company, no such increase in deductibles, retainages or premiums is threatened.

Section 4.17 Employee Matters. (a) Compensation and Employment Agreements. RCC has provided NCI with a complete written list of the names, ages, titles, length of service and rates of annual Cash Compensation at the Current Balance Sheet Date (and the portions thereof attributable to salary or the equivalent, fixed bonuses, discretionary bonuses and other Cash Compensation, respectively) of (i) all employees of RCC and the Acquired Business (including all employees who are officers or directors), and (ii) those nonemployee officers, nonemployee directors and key consultants and independent contractors of RCC and the Acquired Business who receive annual Cash Compensation in excess of $50,000. Schedule 4.17 lists all written Employment Agreements remaining executory in whole or in part on the date hereof, and RCC has provided NCI with true, complete and correct copies of all those Employment Agreements. RCC is not, and as of the Reorganization Date and the Closing the Company will not be, a party to any material oral Employment Agreement that is not terminable by either party thereto without liability on the part of either party thereto (except for earned but unpaid salaries or wages and severance in accordance with RCC’s policies). Schedule 4.17 lists all material Other Compensation Plans either remaining executory at the date hereof or to become effective after the date hereof. RCC has provided NCI with a true, correct and complete copy of each of those material Other Compensation Plans that is in writing and a summary written description of each of those material Other Compensation Plans that is not written. Except as disclosed in Schedule 4.17, each of the Other Compensation Plans, including each that is a Welfare Plan, may be unilaterally amended or terminated by RCC (or, as of the Reorganization Date and the Closing, the Company) without liability to it, except as to benefits accrued thereunder prior to that amendment or termination. Schedule 4.17 lists all Employee Policies and Procedures. RCC has provided NCI with a copy of all written Employee Policies and Procedures and a summary written description of all unwritten Employee Policies and Procedures that are Material to the Acquired Business.

(b) ERISA Benefit Plans. Schedule 4.17 (i) lists (A) each ERISA Pension Benefit Plan (1) the funding requirements of which (under Section 301 of ERISA or Section 412 of the Code) are, or at any time during the six-year period ended on the date hereof were, in whole or in part, the responsibility of RCC (or, as of the Reorganization Date and the Closing, the Company) or (2) respecting which RCC is, or at any time during that period was, (or, as of the Reorganization Date and the Closing, the Company will be ) a “contributing sponsor” or an “employer” as defined in Sections 4001(a)(13) and 3(5), respectively, of ERISA (each plan this clause (A) describes being a “Company ERISA Pension Plan”), (B) each other ERISA Pension Benefit Plan respecting which an ERISA Affiliate is, or at any time during that period was, such a “contributing sponsor” or “employer” (each plan this clause (B) describes being an “ERISA Affiliate Pension Plan”) and (C) each other ERISA Employee Benefit Plan that is being, or at any time during that period was, sponsored, maintained or contributed to by RCC (or, as of the Reorganization Date and the Closing, the Company) (each plan this clause (C) describes and the Company ERISA Pension Plan being a “Company ERISA Benefit Plan”), (ii) states the termination date of the Company ERISA Benefit Plan and ERISA Affiliate Pension Plan that has been terminated and (iii) identifies for each ERISA Affiliate Pension Plan the relevant ERISA Affiliates. Schedule 4.17(b) discloses any benefit plan that would be considered an ERISA Pension Benefit Plan if it covered U.S. employees. The Plans covering Canadian employees are referred to as the “Canadian Plans.”

(c) Unions. Except as set forth on Schedule 4.17(c), none of RCC, the Company or any ERISA Affiliate thereof has ever been a party to any agreement with any union, labor organization or collective bargaining unit or a member of any employers’ collective bargaining association. No employees of RCC or the Company are represented by any union, labor organization or collective bargaining unit and, to the knowledge of RCC, neither RCC nor the Company has received notice of any organizing activities relating to union, labor organization or collective bargaining unit with respect to its employees. RCC has (and, as of the Reorganization Date and the Closing, the Company will have) (i) satisfied any requirement for notice of the transactions this Agreement contemplates under applicable collective bargaining agreements and (ii) provided NCI with proof that any such required notice has been sent.

(d) Change of Control Benefits. Neither RCC or any of its Affiliates is (and, as of the Reorganization Date and the Closing, the Company will not be) a party to any agreement, or established any plan, policy, practice or program, requiring it to make a payment or provide any other form of compensation or benefit or vesting rights to any person performing services for the Acquired Business which would not be payable or provided in the absence of this Agreement or the consummation of the transactions this Agreement contemplates, including any parachute payment under Section 280G of the Code.

(e) Retirees. Except as disclosed in Schedule 4.17, neither RCC nor any of its Affiliates has (and, as of the Reorganization Date and the Closing, the Company will not have) any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as the continuation of coverage provisions of Section 4980B of the Code and the applicable parallel provisions of ERISA may require.

Section 4.18 Compliance With Applicable Law. (a) Compliance. Each of the Company ERISA Benefit Plans and Other Compensation Plans (each, a “Plan”) (i) is in compliance in all material respects with all applicable provisions of ERISA, as well as with all other applicable Governmental Requirements, and (ii) has been administered, operated and managed in all material respects in accordance with its governing documents. Each of the Canadian Plans (i) is in compliance in all material respects with all applicable provisions of Canadian law and (ii) has been administered, operated and managed in all material respects in accordance with its governance documents.

(b) Qualification. All Plans that are intended to qualify under Section 401(a) of the Code (the “Qualified Plans”) are so qualified and have been determined by the IRS to be so qualified (or application for determination letters have been timely submitted to the IRS). RCC has provided NCI with true, complete and correct copies of the current plan determination letters, most recent Form 5500 and all Schedules thereto, or, as applicable, Form 5500-C/R, filed with respect to each such Qualified Plan and most recent trustee or custodian report.

(c) Health Plans. With respect to Plans qualifying as “group health plans” under Section 4980B of the Code or Section 607(l) or 609 of ERISA (relating to the benefit continuation rights imposed by “COBRA” or qualified medical child support orders), RCC and its Affiliates have complied (and on the Closing Date the Company will have complied) in all material respects with all reporting, disclosure, notice, election and other benefit continuation and coverage requirements imposed thereunder as and when applicable to those plans.

(d) No Multiemployer Plans or Welfare Trusts. Neither RCC (and, as of the Reorganization Date and the Closing, the Company) nor any ERISA Affiliate thereof is, or at any time during the six-year period ended on the date hereof was, obligated to contribute to a Multiemployer Plan. Neither RCC (and, as of the Reorganization Date and the

Closing, the Company) nor any ERISA Affiliate thereof has made a complete or partial withdrawal from a Multiemployer Plan so as to incur withdrawal liability as defined in Section 4201 of ERISA. Any trust funding a Plan, which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code, satisfies the requirements of that Section and has received a favorable determination letter from the IRS regarding that exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect that exempt status.

(e) Claims and Litigation. No Litigation or, to the knowledge of RCC, claims (other than routine claims for benefits) are pending or, to the knowledge of RCC, threatened against, or with respect to, any of the Plans or Canadian Plans or with respect to any fiduciary, administrator or sponsor thereof (in their capacities as such).

(f) Excise Taxes, Damages and Penalties. Neither RCC nor the Company has received any written notice that any act, omission or transaction has occurred which would result in the imposition on RCC or the Company with respect to any Plan of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed under subsection (c), (i) or (l) of Section 502 of ERISA or (iii) any excise tax under applicable provisions of the Code.

(g) No Prohibited Transactions, etc. None of RCC, any Plan or the Company has engaged in any Prohibited Transaction. No Plan or ERISA Affiliate Pension Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(a) of ERISA and, to the knowledge of RCC, no circumstances exist as a result of which the Acquired Business or the Company could have any direct or indirect liability whatsoever (including being subject to any statutory Lien to secure payment of any such liability), to the PBGC under Title IV of ERISA or to the IRS for any excise tax or penalty with respect to any Plan or ERISA Affiliate Pension Plan maintained or contributed to by the Company or any of its ERISA Affiliates. Further:

(1) no termination, partial termination or discontinuance of contributions to any Qualified Plan has occurred without a determination by the IRS that such action does not adversely affect the tax-qualified status of that plan;

(2) no Termination Event has occurred with respect to a Plan or an ERISA Affiliate Pension Plan;

(3) no Reportable Event has occurred with respect to any Plan or ERISA Affiliate Pension Plan which was not properly reported (although the consummation of the Acquisition will be a Reportable Event); and

(4) RCC has not (and, as of the Reorganization Date and the Closing, the Company will not have) incurred liability under Section 4062 of ERISA.

(h) Recent Contribution. In January 2006, RCC contributed or caused to be contributed $806,552 to the Robertson-Ceco Corporation Master Pension Plan.

Section 4.19 Taxes. (a) Each of the following representations and warranties in this Section is qualified to the extent Schedule 4.19 sets forth.

(b) All Returns required to be filed with respect to any Tax for which RCC, the Company, their respective Subsidiaries and the Acquired Business is liable have been duly and timely filed with the appropriate Taxing Authority, each such Return is true, correct and complete in all respects Material to the Acquired Business (and, in the case of a Return filed by the Company, the Company), each Tax shown to be payable on each such Return has been timely paid in full, each Tax payable by RCC, the Company, their respective Subsidiaries and the Acquired Business by assessment has been timely paid in the amount assessed and adequate reserves have been established on the books of the Acquired Business for all Taxes for which RCC, the Company, their respective Subsidiaries or the Acquired Business is liable, but the payment of which is not yet due. RCC, the Company, their respective Subsidiaries and the Acquired Business have timely filed declarations of estimated Tax in each jurisdiction in which any such declaration is required to be filed by it and each such declaration is true, correct and complete in all material respects. No Liens for Taxes exist upon the property or other assets of RCC, the Company or any of their respective Subsidiaries or the Acquired Assets, in each case except Liens for Taxes which are not yet due. None of RCC, the Company, any of their respective Subsidiaries or the Acquired Business is or ever has been subject to Tax in any jurisdiction outside of the United States. To the knowledge of RCC, no audit by any Taxing Authority is presently pending with respect to any Tax of RCC, the Company, their respective Subsidiaries or the Acquired Business and no notification has been received by RCC or the Company that any such audit is threatened. No Litigation with respect to any Tax for which RCC, the Company, any of their respective Subsidiaries or the Acquired Business is asserted to be liable is pending or, to the knowledge of RCC, threatened. No requests for rulings or determinations in respect of any Taxes are pending between RCC, the Company, any of their respective Subsidiaries or the Acquired Business and any Taxing Authority. No extension of any period during which any Tax may be assessed or collected and for which RCC, the Company, any of their respective Subsidiaries or the Acquired Business is or may be liable has been granted to any Taxing Authority. None of RCC, the Company, any of their respective Subsidiaries or the Acquired Business is a party to any closing agreement pursuant to Section 7121 of the Code or any comparable provision of any other Tax statute. RCC, the Company, their respective Subsidiaries and the Acquired Business are not a party to any tax allocation, indemnity or sharing agreement. All amounts required to be withheld by RCC, the Company, their respective Subsidiaries or the Acquired Business and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper Taxing Authority. RCC, the Company, their respective Subsidiaries and the Acquired Business have made all deposits required by law to be made with respect to employees’ withholding and other employment taxes.

(c) None of the Company, RCC, or their respective Subsidiaries is a “foreign person,” as Section 1445(f)(3) of the Code refers to that term.

(d) None of the Company, RCC, or their respective Subsidiaries has filed a consent under any Tax statute comparable to former Section 341(f) of the Code or has agreed to the application of any Tax statute comparable to former Section 341(f)(2) of the

Code to any disposition of an asset. None of the Company, RCC or their respective Subsidiaries has made, is obligated to make or is a party to any agreement that could require it to make any payment that is not deductible under Section 280G of the Code. No accounting method changes of the Acquired Business exist or are proposed or threatened which could give rise to an adjustment under Section 481 of the Code. If the Company or any predecessor corporation to the Company at any time has filed an election to be an S corporation, within the meaning of Section 1361(a)(1) of the Code or any predecessor provision or comparable provisions of state laws, the Company and each such predecessor corporation have at all times met all requirements for that election, and that election has at all times been and is presently valid and in full force and effect.

(e) None of the Company, RCC or their respective Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time.

Section 4.20 Product Warranties. Schedule 4.20 sets forth a complete and accurate summary of the standard product warranties the Company currently provides and has provided that are not expired.

Section 4.21 Solvency. As of the Closing Date, RCC, before consummation of the transactions contemplated by the Transaction Documents and after giving effect to those transactions, will not be insolvent, as insolvency is defined under any of the Uniform Fraudulent Transfer Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1984, as amended, the Uniform Fraudulent Conveyance Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1918, as amended, and the U.S. Bankruptcy Code, Title 11 of the U.S.C., as amended.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF NCI

NCI represents and warrants to the Company and RCC that all the following representations and warranties in this Article 5 are as of the date of this Agreement, and will be on the Closing Date and immediately prior to the Closing, true and correct:

Section 5.1 Organization; Power. NCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2 Authorization; Enforceability; Absence of Conflicts; Required Consents. (a) The execution, delivery and performance in accordance with their respective terms by NCI of each Transaction Document to which it is a party, and the effectuation of the transactions those Transaction Documents contemplate, are within its corporate power under its Charter Documents and the applicable Governmental Requirements of the State of Delaware and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, its Charter Documents and the applicable Governmental Requirements of the State of Delaware require.

(b) This Agreement has been, and each of the other Transaction Documents to which NCI is a party, when executed and delivered by the parties thereto, will have been, duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(c) The execution, delivery and performance in accordance with their respective terms by NCI of the Transaction Documents to which it is a party and the effectuation of the Acquisition and the other transactions this Agreement and those Transaction Documents contemplate do not and will not violate, breach or constitute a default under (i) the Charter Documents of NCI, (ii) any Governmental Requirement applicable to NCI or (iii) any Company Commitment of NCI.

(d) Except for applicable requirements under the HSR Act, no Governmental Requirement requires NCI to obtain any Governmental Approval, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by it of the Transaction Documents to which it is a party, the enforcement against it of its obligations thereunder or the effectuation of the Acquisition and the other transactions those Transaction Documents contemplate.

Section 5.3 No Brokers. Except as Schedule 5.3 sets forth, NCI has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

Section 5.4 Funding. At the Closing, NCI will have available all of the funds necessary to pay the Acquisition Consideration and to support the continued operation of the Acquired Business. As of the Closing Date, following consummation of the Acquisition, neither NCI nor the Company will be insolvent, as insolvency is defined under any of the Uniform Fraudulent Transfer Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1984, as amended, the Uniform Fraudulent Conveyance Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1918, as amended, and the U.S. Bankruptcy Code, Title 11 of the U.S.C., as amended.

ARTICLE 6

COVENANTS EXTENDING TO THE CLOSING

Section 6.1 Access and Cooperation; Due Diligence. (a) From the date hereof and until the Closing, RCC will and will cause the Company to (i) afford to the Representatives of NCI (to the extent permitted access under the Confidentiality Agreement), reasonable access to all the key employees, sites, properties and other assets, books and records of the Acquired Business, (ii) provide NCI with such additional financial, operating and other information relating to the business, properties and other assets of the Acquired Business as NCI may from time to time reasonably request and (iii) cooperate with NCI and its Representatives in the preparation of any documents or other material that may be required in connection with any Transaction Documents.

(b) NCI and RCC will use their best efforts to (i) secure, as soon as practicable after the date hereof, all approvals or consents of third Persons as may be necessary to consummate the transactions the Transaction Documents contemplate and (ii) satisfy, on or before the Closing Date, the conditions Sections 7.1, 7.2 and 7.3 set forth.

Section 6.2 Conduct of Business Pending the Closing. From the date hereof and until the Closing, RCC will and will cause the Company to, conduct the operations of the Acquired Business in accordance with its ordinary course of business consistent with past practice and use all commercially reasonable efforts to preserve intact its present business organization, maintain its material rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with material customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not materially impaired. Neither RCC nor the Company shall, nor shall they permit any of their respective Subsidiaries to, enter into any new material line of business.

Section 6.3 Prohibited Activities. From the date hereof and until the Closing, without the prior written consent of NCI (not to be unreasonably withheld) or unless this Agreement or either of the Contribution Agreement or the Reorganization Agreement requires or expressly permits, RCC will not and will cause the Company to not:

(a) make any change in its Charter Documents or permit any of its Subsidiaries to make any change in their respective Charter Documents;

(b) issue any of its Capital Stock;

(c) make any investments in any Person;

(d) (A) make, or enter into any contract or commitment to make, any capital expenditures (1) in a single transaction or a series of related transactions involving an aggregate amount of more than $250,000, (2) involving an aggregate total amount of more than $1,000,000 or (3) otherwise than in the ordinary course of its business and consistent with its recent past practices or (B) enter into any contract or commitment to incur any other liabilities involving an aggregate amount of more than $250,000 otherwise than in the ordinary course of its business and consistent with its recent past practices;

(e) (A) increase or commit or promise to increase materially the Cash Compensation payable or to become payable to any officer, director, employee or agent, consultant or independent contractor of the Acquired Business or make any discretionary bonus or management fee payment to any such Person, except bonuses or salary increases to employees at the times and in the amounts consistent with its recent past practices; (B) adopt, establish, amend or terminate any ERISA Employee Benefit Plan, or any Other Compensation Plan or Employee Policies and Procedures;

(f) create, assume or permit to be created or imposed any Liens (other than Permitted Liens) upon any of its properties or other assets or any of the Acquired

Assets, whether now owned or hereafter acquired, except for purchase money Liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $250,000 and necessary or desirable for the conduct of the Acquired Business;

(g) other than (i) purchases from vendors or suppliers in the ordinary course of business consistent with past practice or (ii) any single or series of acquisitions, whether or not related, where the fair market value of the total consideration payable in all such acquisitions does not exceed $250,000 in the aggregate, acquire or agree to acquire, in a single transaction or a series of transactions, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that in any event, RCC and the Company shall not, nor shall they permit any of their respective Subsidiaries to, make any such acquisition, agreement or purchase if it is reasonably likely to prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(h) except in the ordinary course of business consistent with past practice, modify, amend, terminate or renew any Company Commitment to which the Company or any of its Subsidiaries is or will be a party or which otherwise is or will be, an Acquired Asset, or waive, release or assign any material rights or claims which is or will be an Acquired Asset, in each case if such action, would have a Material Adverse Effect on the Company or the Acquired Business, or impair in any material respect RCC’s or the Company’s ability to perform their respective obligations under this Agreement and the other Transaction Documents. Neither RCC nor the Company shall, nor shall they permit any of their respective Subsidiaries to, enter into any Contract to which the Company or any of its Subsidiaries will be a party or which otherwise will be an Acquired Asset, which Contract is not in the ordinary course of business, involves total consideration of $250,000 or more, has a term longer than one year and which is not terminable by the Company or any such Subsidiary without penalty upon no more than 30 days’ prior notice;

(i) (i) make or rescind any Material express or deemed election relating to Taxes unless such action will not materially and adversely affect the Company, NCI or any of their respective Affiliates on a going-forward basis after the Closing, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where RCC or the Company has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not result in a Material Adverse Effect on the Company or the Acquired Business, (iii) amend any Returns, except where such amendment would not adversely affect the Company, NCI or any of their respective Affiliates on a going-forward basis after the Closing or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ended December 31, 2004, except as may be required by applicable law or except for such changes that are reasonably expected not to result in a Material Adverse Effect on NCI, the Company or the Acquired Business; provided, however, that RCC or the Company may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such tax return without NCI’s prior written consent if the amount of Tax liabilities relating to such action does not exceed $250,000;

(j) other than product sales and other dispositions in connection with normal equipment maintenance or salvage in the ordinary course of business consistent with past practice and Permitted Liens, sell (including sale-leaseback), lease, pledge, encumber or otherwise dispose of, or agree to sell (or engage in a sale-leaseback), lease (whether such lease is an operating or capital lease), pledge, encumber or otherwise directly or indirectly dispose of, in a single transaction or a series of related or unrelated transactions, any of its assets that in the aggregate have a fair market value in excess of $250,000, except as otherwise provided in this Agreement and the other Transaction Documents; provided, that RCC shall not consummate or agree to consummate any such transaction with respect to any securities of RCC, nor shall RCC consummate or agree to consummate any such transaction with respect to any securities of its Subsidiaries or any securities of the Company or any of its Subsidiaries;

(k) make any material change in its methods of accounting in effect at December 31, 2004, except (i) as required by the Financial Accounting Standards Board or changes in GAAP as agreed to by its independent auditors or (ii) as otherwise agreed to in this Agreement. The Company shall not change its fiscal year;

(l) enter into or amend any agreement or arrangement with any of its Affiliates (including any employees of the Acquired Business), other than agreements or arrangements between the Company and wholly owned Subsidiaries of the Company; or

(m) except as expressly permitted in the Transaction Documents, permit any of its Subsidiaries to, nor shall it or any of its Subsidiaries propose to split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except as contemplated by the Contribution Agreement or the Reorganization Agreement. None of RCC, the Company or any of their respective Subsidiaries shall form or propose to form a new Subsidiary of the Company.

Section 6.4 Governmental Filings, including Hart-Scott-Rodino Act Compliance. NCI, the Company, RCC and Heico shall cooperate with one another and assist each other:

(a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement; and

(b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Each of NCI, the Company, RCC and Heico, as appropriate or required, shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and to request early termination in connection with such filings with respect to the transactions contemplated herein. Each of the filing parties shall use its best efforts to make such filings as promptly as practicable; to respond to any requests for additional information at the earliest practicable date; to cooperate with the other party in connection with any filings or submissions to, or conferences with, any Governmental Authorities with respect to the Acquisition; to keep the other party reasonably and promptly informed of all developments and communications with any Governmental Authority with respect to HSR Act matters; to provide copies of all documents and correspondence to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable modifications suggested in connection therewith; not to participate in any meeting with any Governmental Authority unless it consults with the other party in advance (to the extent permitted by such Governmental Authority and subject to the Confidentiality Agreement); to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date; and to resist vigorously, at their respective cost and expense, any assertion that the transactions contemplated herein constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated herein; provided, however, that none of RCC, NCI or the Company shall be required to institute or defend legal proceedings if that party shall determine that such legal proceedings shall constitute or are reasonably likely to cause a Material Adverse Effect on such party; in such event, that party may, by written notice to the other parties, terminate this Agreement with the effect set forth in Article 9. NCI shall be under no obligation to limit, curtail or divest of any of its existing businesses or the business it conducts with any of its customers in order to obtain any such approval if it determines that such limitation, curtailment or divestiture shall constitute or is reasonably likely to cause a Material Adverse Effect on NCI.

Section 6.5 Notification of Certain Matters. RCC will give prompt notice to NCI of (i) the existence or occurrence of each condition or state of facts which to RCC’s knowledge, will cause any representation or warranty of RCC or the Company contained herein to be untrue or incorrect in any material respect on the Closing Date and (ii) any material failure of RCC or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by that Person hereunder as of the Closing Date. NCI will give prompt notice to RCC of (i) the existence or occurrence of each condition or state of facts which will or reasonably could be expected to cause any representation or warranty of NCI contained herein to be untrue or inaccurate on or prior to the Closing Date and (ii) any material failure of NCI to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice under this Section will not be deemed to (i) modify the representations or warranties herein of the party delivering that notice, or any other party, (ii) modify the conditions set forth or referred to in Article 7 or (iii) limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 6.6 Additional Financial Statements. RCC will furnish to NCI as soon as available and in any event within 45 days after the end of the Acquired Business’s fiscal quarters which end prior to the Closing Date, an unaudited balance sheet of the Acquired Business as of the end of that fiscal quarter and the related statements of income or operations, cash flows and stockholders’ or other owners’ equity for that fiscal quarter and for the period of the Acquired Business’ fiscal year ended with that quarter, in each case (i) setting forth in comparative form the figures for the corresponding portion of the Acquired Business’ previous fiscal year and (ii) prepared in accordance with GAAP.

Section 6.7 Indebtedness. Prior to or at the Closing, the Company and RCC shall ensure that neither the Company nor any of its Subsidiaries has any outstanding Indebtedness for borrowed money. Prior to or at the Closing, NCI will provide substitute letters of credit to obtain the return of letters of credit supporting workers’ compensation obligations identified on Annex 4.15(d) (or substitutes therefor).

Section 6.8 Public Announcements. Prior to the Closing, each of NCI and RCC will consult with and obtain the approval (not to be unreasonably withheld or delayed) of the other party before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions it contemplates; provided, however, that no such consultation or approval shall be required where the release or announcement is required by applicable law; and provided, further, that either NCI or RCC may respond to inquiries by the press or others regarding the transactions this Agreement contemplates as long as such responses are consistent with and limited to the party’s previously issued press releases.

Section 6.9 Further Assurances. Subject to the terms and conditions of this Agreement, each of NCI, RCC and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including providing information and using commercially reasonable efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Acquisition and the other transactions contemplated hereby and thereby as promptly as practicable.

Section 6.10 Reorganization; No Elections under Section 338. NCI, RCC and the Company agree that the transactions contemplated by the Reorganization Agreement qualify as tax-free reorganizations under Code Section 368(a)(1)(F) and will be reported as such on the applicable Returns. As a result, for income tax purposes, the Company will be treated as a continuation of RCC. None of RCC, NCI or the Company, nor any of their Affiliates will make any election under Code Section 338 with respect to the transactions contemplated by this Agreement.

Section 6.11 Tax Returns; Other Tax Matters.

(a) RCC shall cause the Company and its Subsidiaries to file at their expense all Returns of the Company and its Subsidiaries which are required to be filed (taking into account extensions of time to file) on or before the Closing Date. NCI shall prepare and file (or cause to be prepared and filed) at its own expense all other Returns of the Company and its Subsidiaries. If either NCI or RCC may be liable for any material portion of the Tax payable in connection with any Return to be filed by the other, the party responsible under this Section for filing such Return (the “Preparer”) shall prepare and deliver to the other party (the “Payor”) a copy of such Return and any schedules, work papers and other documentation then available that are relevant to the preparation of the portion of such return for which the Payor is or may be liable hereunder not later than 30 days before the Due Date. The Preparer shall not file such Return until the earlier of either the receipt of written notice from the Payor indicating the Payor’s consent thereto, or the Due Date. The Payor shall have the option of providing to the Preparer, at any time at least 15 days prior to the Due Date, written instructions as to how the Payor wants any, or all, of the items for which it may be liable reflected on such Return. The Preparer shall, in preparing such Return, cause the items for which the Payor is liable hereunder to be reflected in accordance with the Payor’s instructions (unless, in the opinion of nationally recognized tax counsel to the Preparer, complying with the Payor’s instructions would likely subject the Preparer to any criminal penalty or to civil penalties under Sections 6662 through 6664 of the Code or similar provisions of applicable state, local or foreign laws) and, in the absence of having received such instructions, in accordance with past practice.

(b) If the Preparer fails to satisfy its obligations pursuant to this Section, the Payor shall have no obligation to indemnify the Preparer for any Taxes which are reflected on any such Return if and to the extent the Payor was actually prejudiced by such failure, and shall retain any and all remedies it may otherwise have which arise out of such failure.

(c) Each of RCC and NCI agrees to use its reasonable efforts to minimize the amount of sales/use, excise, transfer (including real property excise, transfer or gains), stamp, documentary, filing, recordation and other similar Taxes payable in connection with the Contribution Agreement, the Reorganization Agreement and this Agreement and the transactions contemplated hereby and thereby.

Section 6.12 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or unwritten, binding RCC or any Subsidiary of RCC, on the one hand, and the Company or any Subsidiary of the Company on the other hand, shall be terminated as of the Closing Date.

ARTICLE 7

THE CLOSING AND CONDITIONS TO CLOSING AND CONSUMMATION

Section 7.1 Conditions to the Obligations of Each Party. The obligation of each party hereto to take the actions contemplated to be taken by that party at the Closing is subject to the satisfaction on or before the Closing Date, or written waiver under Section 10.3, of each of the following conditions:

(a) Pre-Closing Transactions. Prior to the Closing, the transactions contemplated by the Contribution Agreement shall have been consummated in accordance with the Contribution Agreement, and the Reorganization shall have been consummated in accordance with the Reorganization Agreement;

(b) No Orders. No court of competent jurisdiction or other Governmental Authority shall have issued an Order that is still in effect restraining, enjoining or prohibiting the Reorganization or the Acquisition;

(c) No Injunction or Governmental Action. No Governmental Requirement shall have been enacted entered, promulgated or enforced, and no action shall have been brought, by any Governmental Authority and be pending that, individually or in the aggregate, is reasonably likely to cause a Material Adverse Effect on the Acquired Business, NCI or the Company;

(d) Governmental Approvals. All Material Governmental Approvals legally required for the consummation of the transactions contemplated by the Transaction Documents shall have been obtained; and

(e) Waiting Period. The waiting period under the HSR Act shall have expired or been terminated.

Section 7.2 Conditions to the Obligations of RCC. The obligations of RCC with respect to the Reorganization and the actions to be taken by them on or before the Closing Date are subject to the satisfaction on or before the Closing Date, or the written waiver by RCC under Section 10.3, of (i) all the conditions to the obligations of the Company and RCC which Section 7.1 sets forth and (ii) all the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of NCI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except for any representations or warranties that are qualified by the concept of materiality, which shall be true and correct in all respects) and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

(b) Covenants. NCI shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

(c) Delivery of Documents. NCI shall have delivered to RCC an NCI officer’s certificate respecting the representations and warranties of NCI in this Agreement and compliance with the covenants of NCI in Article 6.

Section 7.3 Conditions to the Obligations of NCI. The obligations of NCI with respect to actions to be taken by them on or before the Closing Date are subject to the satisfaction on or before the Closing Date, or the written waiver by NCI under Section 10.3, of (i) all the conditions to the obligations of NCI Section 7.1 sets forth and (ii) all the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of RCC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except for any representations or warranties that are qualified by the concept of materiality, which shall be true and correct in all respects) and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that with respect to the satisfaction of this condition as of the Closing Date, the representations and warranties of RCC shall be considered together with updated Company Disclosure Schedules the updates to which (i) reflect only events, occurrences and developments after the date of this Agreement and (ii) do not, individually or in the aggregate, reflect any Material Adverse Change since the date of this Agreement;

(b) Covenants. The Company and RCC shall have performed in all material respects all of their respective obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c) Delivery of Documents. RCC and the Company shall have delivered to NCI:

(1) an officer’s certificate signed by a Responsible Officer, respecting the representations and warranties of RCC in this Agreement and compliance with the covenants of RCC and the Company;

(2) an opinion dated the Closing Date and addressed to NCI from Counsel for the Company and RCC in the form of Exhibit A;

(3) a certificate of the secretary or any assistant secretary of RCC respecting, and to which is attached, (a) the Charter Documents of RCC and the Company; (b) the resolutions of the board of directors, managers or members, as the case may be, of RCC and the Company respecting the Transaction Documents and the transactions this Agreement contemplates; and (c) a certificate respecting the incumbency and true signatures of the Responsible Officers who execute the Transaction Documents on behalf of RCC;

(4) from RCC, a duly executed certificate to the effect that no withholding is required under Section 1445 of the Code, with the blanks appropriately filled;

(5) from each officer and director of the Company, a notice of resignation;

(6) a certificate, dated as of a recent date not more than three days prior to the Closing Date, duly issued by the appropriate Governmental Authorities in its Organization Jurisdiction and, in each other jurisdiction Schedule 4.1 lists, showing it to be in good standing and authorized to do business in its Organization Jurisdiction and those other jurisdictions;

(7) the original stock book and stock ledger, minute books and seal (if any) of the Company;

(8) evidence reasonably satisfactory to NCI that all Indebtedness for borrowed money of the Company has been, or at the Closing will be, repaid in full and that the Company and its Subsidiaries have been fully and unconditionally released from all obligations and liabilities thereunder; and

(9) a competent written opinion from Counsel for the Company and RCC of non-infringement by RCC and its Affiliates of U.S. Patent No. 6,859,768 B1 (Computer-implemented automated building design and modeling and project cost estimation and scheduling system), which may be based upon prior art.

ARTICLE 8

COVENANTS FOLLOWING THE CLOSING

Section 8.1 Assistance and Cooperation. The parties agree that, after the Closing Date:

(a) Each party shall assist (and cause their respective Affiliates to assist) the other party in preparing any Returns which such other party is responsible for preparing and filing;

(b) The parties shall cooperate fully in preparing for any Tax Audits, or disputes with taxing authorities, relating to any Returns or Taxes of RCC or any Subsidiary of RCC or the Company or any Subsidiary of the Company;

(c) The parties shall make available to each other upon written request and to any taxing authority as reasonably requested in writing all relevant books and records relating to Taxes but only to the minimum extent necessary to enable the other party to prepare Returns or resolve disputes with taxing authorities relating to Returns or Taxes of a party or a party’s Subsidiary. Any such information shall be kept strictly confidential;

(d) Each party shall promptly furnish the other party with copies of all relevant correspondence received from any taxing authority in connection with any Tax Audit or information request relating to Taxes for which such other party may have an indemnification obligation under this Agreement; and

(e) Except as otherwise provided herein, the party requesting assistance or cooperation shall bear the other party’s out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

Section 8.2 Survival. (a) Notwithstanding any investigation at any time made by or on behalf of any party hereto, the representations and warranties set forth in Articles 3, 4 and 5 and in any certificate delivered in connection herewith with respect to any of those representations and warranties will survive the Closing until April 30, 2007, whereupon they will terminate and expire, except as follows: (i) the representations and warranties of RCC in Sections 4.18 and 4.19 will survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) and then terminate and expire; (ii) the representations and warranties of RCC in Section 4.11 will survive for a period of seven years from the Closing Date and then terminate and expire. The obligations under Section 9.2(a)(3) and (4) will survive for a period of seven years from the Closing Date and then terminate and expire.

(b) The covenants in Article 6 other than Section 6.10 and Section 6.11 will terminate immediately following the Closing.

Section 8.3 Adjustments to Acquisition Consideration. As soon as practicable and in any event prior to the 90th day after the Closing Date, NCI will cause to be prepared in writing and delivered to RCC (i) the Purchase Date Balance Sheet and (ii) a Post-closing Statement. The Purchase Date Balance Sheet and the Post-closing Statement will be final and binding on NCI and RCC unless, within 30 days following the delivery of the Post-closing Statement, RCC notifies NCI in writing that RCC does not accept as correct the Post-closing Statement. If RCC timely delivers that notice respecting the Post-closing Statement, the Independent Accountants will determine the Computed Amounts within 30 days after the delivery to NCI of that notice, and those determinations will be final and binding on NCI and RCC. If a Negative Working Capital Adjustment is determined with finality under this Section, RCC will, no later than 10 business days after NCI makes a written request therefor, pay that Negative Working Capital Adjustment in cash to NCI. If a Positive Working Capital Adjustment is determined with finality under this Section, NCI will, no later than 10 business days after that determination, pay to RCC in cash that Positive Working Capital Adjustment.

Section 8.4 Tax Contests. (a) Each of NCI, on the one hand, and RCC, on the other hand (the “Recipient”), shall notify the chief financial officer or tax director, as the case requires, of the other party in writing within 45 days of receipt by the Recipient of written notice of any pending or threatened audits, adjustments or assessments (a “Tax Audit”) which are likely to affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if and to the extent that such other party is actually prejudiced by such failure to give notice.

(b) RCC’s Items. If such Tax Audit relates to any taxable period, or portion thereof, ending on or before the Closing Date or for any Taxes for which RCC is liable in full hereunder, RCC shall at its expense control the defense and settlement of such Tax Audit.

(c) NCI’s Items. If such Tax Audit relates to any taxable period, or portion thereof, beginning on or after the Closing Date or for any Taxes for which NCI is liable in full hereunder, NCI shall at its expense control the defense and settlement of such Tax Audit.

(d) Combined and Mixed Items. If such Tax Audit relates to Taxes for which both RCC and NCI are liable hereunder, to the extent practicable such Tax Items will be distinguished and each party will control the defense and settlement of those Taxes for which it is so liable. If such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Closing Date and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, the party which has the greater potential liability for those Tax Items that cannot be so attributed or separated (or both) shall control the defense of the Tax Audit, provided that such party defends the items as reported on the relevant Return and provided, further that no such matter shall be settled without the written consent of both parties, not to be unreasonably withheld.

(e) Participation Rights. Any party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense.

Section 8.5 Company’s Claiming, Receiving or Using of Refunds and Overpayments. If, after the Closing, the Company or any Subsidiary of the Company (A) receives any refund or (B) utilizes the benefit of any overpayment of Taxes which, in each case (A) and (B), (x) relates to Taxes paid by RCC with respect to a taxable period, or portion thereof, ending on or before the Closing Date, or (y) is the subject of indemnification by RCC pursuant to this Agreement, Company shall promptly transfer, or cause to be transferred, to RCC the entire amount of the refund or overpayment (including interest) resolved or utilized by the Company or any Subsidiary of the Company. The Company agrees to notify RCC within 15 days following the discovery of a right to claim any such refund or overpayment and the receipt of any such refund or utilization of any such overpayment. The Company agrees to claim any such refund or to utilize any such overpayment as soon as possible and to furnish to RCC all information, records and assistance necessary to verify the amount of the refund or overpayment.

Section 8.6 Continued Existence. Heico agrees that the corporate or limited liability company existence of RCC will be maintained for a period of at least six years following the Closing Date. Heico and RCC further agree that aggregate distributions to shareholders of RCC during such period will not result in RCC having cash or cash equivalents on hand of less than (i) $20,000,000 minus (ii) (A) all amounts used to defend, investigate, manage, settle, satisfy, resolve or pay any claim related to exposure of any Person to asbestos or asbestos-containing materials or products containing asbestos or asbestos-containing materials, in any case marketed, manufactured, fabricated, constructed, sold, supplied, produced, installed, maintained, serviced or used at any time by RCC, the Acquired Business, the Company or any of their predecessors or past or present Subsidiaries or any other Entity for whose products or operations any of said Entities allegedly has liability or is otherwise liable and (B) any amounts paid pursuant to Section 9.2(a)(5).

Section 8.7 Pursuit of Claims. RCC agrees to use reasonable efforts to pursue and collect any claim, payment or remedy it may have against any insurance provider in respect of insurance coverage of asbestos-related matters described in Section 8.6.

ARTICLE 9

INDEMNIFICATION

Section 9.1 In Respect of Representations and Warranties. After a representation and warranty has terminated and expired as Section 8.2 provides, no indemnification will or may be sought under this Article 9 on the basis of that representation and warranty by any Person who would have been entitled under this Article 9 to indemnification on the basis of that representation and warranty prior to its termination and expiration; provided, that in the case of each representation and warranty that will terminate and expire as Section 8.2 provides, no indemnification claim written notice of which is presented prior to its termination and expiration to the Person or Persons from which or whom indemnification is then being or thereafter may be sought under this Article 9 on the basis of that representation and warranty will be affected in any way by that termination and expiration.

Section 9.2 Indemnification of Indemnified Parties. (a) Subject to the applicable provisions of this Article 9, RCC and Heico, jointly and severally except with respect to Damages specified in Section 9.2(a)(5), and RCC alone with respect to Damages specified in Section 9.2(a)(5), covenant and agree to indemnify each NCI Indemnified Party against, and hold each NCI Indemnified Party harmless from and in respect of, all Damage (a “NCI Indemnified Loss”) that results from:

(1) any breach of the representations and warranties of RCC set forth in Article 3 or 4;

(2) any nonfulfillment of any covenant or agreement on the part of RCC in this Agreement, the Contribution Agreement or the Reorganization Agreement;

(3) (A) any Taxes imposed on the Company (including any Taxes attributable to RCC as predecessor to the Company) or any Subsidiary of the Company with respect to any taxable period, or portion thereof, ending on or before the Closing Date, to the extent such Taxes exceed the reserve for such Taxes on the Company’s Purchase Date Balance Sheet and (B) any transfer taxes for which RCC is liable pursuant to Section 10.4 hereof;

(4) any Damage resulting from an Environmental Condition with respect to the Assumed Assets; or

(5) exposure of any Person to asbestos or asbestos-containing materials or products containing asbestos or asbestos-containing materials, in any case marketed, manufactured, fabricated, constructed, sold, supplied, produced, installed, maintained, serviced, or used at any time by RCC, the Acquired Business, the Company or any of their predecessors or past or present Subsidiaries or any other Entity for whose products or operations any of the Entities referred to in this clause (iv) allegedly has liability or is otherwise liable, and including any such Third Party Claim (1) for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general and special damages) and punitive damages, (2) for reimbursement, indemnification, subrogation and contribution or (3) under any settlement entered into by or on behalf of any of the Entities referred to in this clause (5).

(b) Subject to the applicable provisions of Sections 9.1 and 9.4, NCI covenants and agrees to indemnify each RCC Indemnified Party against, and hold each RCC Indemnified Party harmless from and in respect of, all Damage that results from:

(1) Any breach of the representations and warranties of NCI set forth in Article 5;

(2) Any nonfulfillment of any covenant or agreement on the part of NCI in this Agreement; or

(3) Any Taxes imposed on the Company or a Subsidiary of the Company with respect to any taxable period, or portion thereof, beginning on or after the Closing Date.

Section 9.3 Conditions of Indemnification. (a) All claims for indemnification under this Agreement shall be asserted and resolved as this Section provides.

(b) An Indemnified Party claiming indemnification under this Agreement must promptly (i) notify (x) RCC and Heico if a NCI Indemnified Party or (y) NCI if a RCC Indemnified Party (the notified party or parties herein referred to as the “Indemnifying Party”) of any Third Party Claim asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to that claim to the extent feasible (which estimate will not be conclusive of the final amount of that claim) and the basis for the Indemnified Party’s request for indemnification under this Agreement. Except as Section 9.1 sets forth, the failure to promptly deliver a Claim Notice will not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is prejudicial to the defense of that claim. Within 15 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party must notify the Indemnified Party whether the Indemnifying Party desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

(c) If the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party will have the right to defend, at its cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings the Indemnifying Party must prosecute diligently to a final conclusion or settle at its discretion in accordance with this paragraph (c), and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party will not enter into any settlement with respect to any Third Party Claim that purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any Affiliate of any Indemnified Party without the prior consent of that Indemnified Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim the Indemnifying Party controls under this paragraph (c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel (the expenses of which may be included in Damages), and, on its written notification of that employment, the Indemnifying Party will not have the right to assume or continue the defense of that action on behalf of the Indemnified Party. The Indemnified Party will not enter into any settlement with respect to a Third Party Claim without the prior consent of the Indemnifying Party.

(d) If the Indemnifying Party (i) elects not to defend the Indemnified Party under Section 9.3(c) or fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party under Section 9.3(c) or (ii) elects to defend the Indemnified Party under Section 9.3(c), but fails diligently to prosecute or settle the Third Party Claim, then the Indemnified Party will have the right to defend the Third Party Claim by all appropriate proceedings, which proceedings the Indemnified Party must promptly and vigorously prosecute to a final conclusion or settle. The Indemnified Party will have full control of such defense and proceedings; however, the Indemnified Party will not enter into any settlement with respect to a Third Party Claim without the prior consent of the Indemnifying Party. The Indemnifying Party may participate in, but not control, any defense or settlement the Indemnified Party controls under this paragraph (d), and the Indemnifying Party will bear its own costs and expenses with respect to that participation.

(e) Payments of all amounts owing by an Indemnifying Party under this Article 9 relating to a Third Party Claim will be made within 30 days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that Third Party Claim.

(f) Whenever it is necessary to determine the liability for Taxes, or the earnings and profits, of the Company or any Subsidiary the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes or the earnings and profits for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended on and included the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis and annual property taxes shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

(g) Whenever it is necessary to determine the liability for Taxes of the Company or a Subsidiary of the Company, such liability shall be computed as if such party or Subsidiary was not a member of RCC’s consolidated, affiliated, combined or unitary group for Tax purposes, on the one hand, or NCI’s consolidated, affiliated, combined or unitary group for Tax purposes, on the other hand.

Section 9.4 Limitations on Indemnification. (a) Notwithstanding the provisions of Section 9.2, RCC and Heico will not be required to indemnify or hold harmless any of the NCI Indemnified Parties unless the liability of RCC and Heico in respect of that NCI Indemnified Loss, when aggregated with the liability of RCC and Heico in respect of the sum of all NCI Indemnified Losses exceeds, and only to the extent the aggregate amount of all NCI Indemnified Losses does exceed, the Threshold Amount.

(b) In no event will the aggregate liability of RCC under this Article 9 (other than under Section 9.2(a)(5) regarding asbestos matters) exceed $50,000,000. In no event will the aggregate liability of Heico under this Article 9 exceed $50,000,000.

Section 9.5 Other Indemnification Provisions.

(a) All indemnification payments under this Article 9 shall be deemed adjustments to the Acquisition Consideration to the maximum extent permitted by law, and the parties shall treat such payments as such for all Tax purposes.

(b) The calculation of any Damage will reflect the amount of any unaffiliated third party insurance proceeds received or to be received by an Indemnified Party in respect of such Damage within 12 months following any indemnification payment. The calculation of any Damage will reflect the tax benefit, if any, realized by the Indemnified Party as a result of the circumstances giving rise to the liability for indemnification net of any tax due with respect to the indemnification payment itself.

Section 9.6 Remedies Exclusive. After the Closing, indemnification under this Article 9 will be the exclusive remedy of any Indemnified Party for any breach of a representation or warranty in this Agreement and for the matters described in Section 9.2.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Treatment of Confidential Information. (a) Each of RCC and Heico acknowledges that it has or may have had in the past, currently has and in the future may have access to Confidential Information of the Acquired Business, the Company and NCI and its Affiliates. RCC agrees that it will keep confidential all such Confidential Information and, except with the specific prior written consent of NCI, will not disclose that Confidential Information to any Person except (i) Representatives of NCI and (ii) its own Representatives, provided that those Representatives agree to the confidentiality provisions of this Section; provided, however, that, for purpose of this paragraph (a), Confidential Information does not include such information as (i) becomes known to the public generally through no fault of RCC or Heico or (ii) is required to be disclosed by law or the order of any Governmental Authority under color of law, provided, that prior to the disclosure by RCC or Heico of any information under this clause (ii), RCC will give prior written notice to NCI of the circumstances requiring disclosure and provide NCI with the opportunity to contest that disclosure.

(b) Because of (i) the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 10.1(a) and (ii) the immediate and irreparable damage that would be caused to NCI for which it would have no other adequate remedy, each of RCC and Heico agrees that, in the event of a breach or threatened breach by RCC or Heico of the provisions of this Section with respect to any Confidential Information, NCI will be entitled to an injunction restraining RCC or Heico from disclosing, in whole or in part, that Confidential Information. Nothing herein shall be construed as prohibiting NCI from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

(c) The obligations of RCC and Heico under this Section will survive the termination of this Agreement.

Section 10.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law and except that NCI may assign its rights hereunder to any Subsidiary of NCI) and will be binding on and inure to the benefit of the parties hereto. Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as Article 9 and Section 7.3(C)(10) provide or as otherwise provided expressly herein or therein.

Section 10.3 Entire Agreement; Amendment; Waivers. This Agreement, the Confidentiality Agreement, the other Transaction Documents and the documents delivered hereunder and thereunder constitute the entire agreement and understanding among RCC, the Company and NCI and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. Except as Section 10.10 contemplates, this Agreement may be amended, and any right hereunder may be waived, if, but only if, that amendment or waiver is in writing and signed by RCC and NCI. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

Section 10.4 Expenses. Except as Article 9 may otherwise provide, regardless of whether or not the transactions contemplated by the Transaction Documents are consummated, (i) NCI will pay the fees, expenses and disbursements of NCI and its Representatives in connection with the subject matter of this Agreement; (ii) all sales/use, excise, transfer (including real property excise, transfer or gains), stamp, documentary, filing, recordation and other similar Taxes, incurred in connection with the Contribution Agreement, the Reorganization Agreement and this Agreement and the transactions contemplated hereby and thereby shall be borne equally by RCC and NCI, and each party shall file, to the extent required by applicable law, all necessary Returns and other documentation with respect to all such Taxes, and, if required by applicable law, shall cause its Affiliates to join the execution of any such Returns or other documentation, and any Returns that must be filed in connection with the Taxes described in this Section shall be prepared and filed when due by such party; (iii) RCC will pay the fees, expenses and disbursement of RCC and its Representatives in connection with the subject matter of this Agreement; and (iv) NCI shall pay all regulatory filing fees, including fees required under the HSR Act incurred in connection with the transactions contemplated by this Agreement.

Section 10.5 Notices. All notices required or permitted hereunder must be in writing and will be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if deposited with the United States Postal Service (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered with return receipt requested, addressed to the appropriate party or parties, at the address of such party or parties set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

(1)	if to NCI, addressed to it at:

NCI

10943 North Sam Houston Parkway West

Houston, Texas 77064

Attn.: General Counsel

Fax No.: 281-477-9646

with copies (which will not constitute notice for purposes of this Agreement) to:

Baker Botts L.L.P.

One Shell Plaza

Houston, Texas 77002-4995

Attn: Kelly B. Rose

Fax No.: 713-229-7996

(2)	if to the Company or RCC, addressed to it at:

Heico Companies, LLC

70 W. Madison, Ste 5600

Chicago, IL 60602

Fax No.: 312-419-9417

Attn: Chief Executive Officer

with copies (which will not constitute notice for purposes of this Agreement) to:

McDermott Will & Emery LLP

227 W. Monroe Street

Chicago, IL 60606

Fax No.: 312-984-7700

Attn: Stanley H. Meadows, P.C.

with copies (which will not constitute notice for purposes of this Agreement) as provided in clause (ii) above.

Section 10.6 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 10.7 Exercise of Rights and Remedies. Except as this Agreement otherwise provides, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto will impair any such right, power or remedy, nor will it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor will any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

Section 10.8 Time. Time is of the essence in the performance of this Agreement in all respects.

Section 10.9 Reformation and Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

Section 10.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

Section 10.11 Confidentiality Agreement. The Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purpose and shall remain in full force and effect following the execution of this Agreement until terminated in accordance with its terms; provided, however, immediately after the Closing Date, the Confidentiality Agreement shall automatically terminate without any further action by any party thereto.

ARTICLE 11

TERMINATION

Section	11.1 Termination of This Agreement. This Agreement may be terminated at any time prior to the Closing solely:

(a) by the mutual written consent of NCI and RCC;

(b) by RCC or by NCI if the transactions this Agreement contemplates will take place at the Closing shall not have been consummated by the Termination Date;

(c) by NCI if (i) either RCC or the Company shall have failed to perform in any material respect any of its respective covenants and agreements contained in this Agreement which failure would give rise to the failure of the condition set forth in Section 7.2(b), or (ii) the respective representations and warranties of RCC or the Company contained in this Agreement are or shall become untrue (without giving affect to any materiality qualification or standard contained in any such representations and warranties) in any respect which untruth would give rise to the failure of the condition set forth in Section 7.2(a), except, in either case, where the failure to perform or to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company, the Acquired Business or RCC; provided that NCI shall have the right to terminate this agreement pursuant to this subsection (c) before the Closing Date only if such failure or untruth is incapable of cure; or

(d) by RCC if (i) NCI shall have failed to perform in any material respect any of its respective covenants and agreements contained in this Agreement which failure would give rise to the failure of the condition set forth in Section 7.3(b), or (ii) the representations and warranties of NCI contained in this Agreement are or shall become untrue (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which untruth would give rise to the failure of the condition set forth in Section 7.3(a), except where the failure to perform or to be true and correct, , individually or in the aggregate, would not have a material adverse effect on the ability of NCI to perform its obligations hereunder; provided that the right of RCC to terminate this agreement pursuant to this subsection (d) shall not be available unless such failure or untruth is incapable of cure.

Section 11.2 Liabilities in Event of Termination. If this Agreement is terminated under Section 11.1, there shall be no liability or obligation on the part of any party hereto except (i) as Section 10.4 provides and (ii) to the extent that such liability is based on the breach by that party of any of its covenants this Agreement sets forth. Nothing in this Article 11 will release NCI or RCC from liability for any breach of this Agreement prior to its termination.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NCI BUILDING SYSTEMS, INC.

By:	/s/ A. R. Ginn Jr.
Name: A. R. Ginn Jr.
Title: Chairman/CEO

ROBERTSON-CECO CORPORATION

By:	/s/ Stan Meadows
Name: Stan Meadows
Title: Secretary

THE HEICO COMPANIES, L.L.C.

By:	/s/ Stan Meadows
Name: Stan Meadows
Title: Assistant Secretary